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EXHIBIT 10.27

                                                        February 7, 1997

Jerry L. Abernathy
6 Crooked Mile Road
Darien, CT  06820

Dear Jerry:

          This Letter Agreement (the "Agreement") will confirm our agreement regarding the duration of your employment and your services as a consultant after such employment. Coty US Inc. (the "Company") and you, each intending to be legally bound, agree as follows:

          1. As of March 1, 1997, you will become Chairman of the Company, and you will relinquish your role as President and Chief Operating Officer. You will continue to report to and take direction from Jean-Andre Rougeot. Subject to such direction and reporting, you will focus your activities on the Lancaster US business.

          2. You will be paid your regular salary through February 28, 1997. Beginning with the month of March 1997 through December 31, 1997, you will be paid at the rate of $37,500 per month, payable in arrears, in accordance with the usual payment practices of the Company.

          3. You will retire from the Company as of December 31, 1997, and will be eligible for any applicable retirement benefits under the Company's policies at that time.

          4. The Company will pay you, at the same time as bonuses may be paid to other executives under the Coty Inc. Annual Performance Plan but no later than March 31, 1998, a one-time payment of $250,000.

          5. Until your retirement, you will be eligible to continue your participation in any Company pension, 401(k) and welfare benefit programs. You may also continue to use the company-provided car until December 31, 1997 in accordance with current policy.

          6. Beginning on January 1, 1998, you agree to act as a Consultant for the Company. Your consulting services will focus on industry and trade relations for the Company and may include other projects as may be assigned by Mr. Rougeot or me. The term of your assignment as a Consultant will be from January 1, 1998 through December 31, 1999 (the "Assignment"). The Assignment may not be terminated prior to December 31, 1999, unless one party has materially breached this Agreement and, upon


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notice from the other party, the breaching party has failed to cure such breach within thirty (30) days after such notice.

          7. Your fee for the Assignment shall be $400,000 per year, payable in monthly installments, in arrears. In the event of your death or disability during the Assignment, the monthly installment of such fee shall continue to be paid until the earlier of (a) the end of the third month following the month of your death or the onset of the disability or (b) the end of the Assignment. You will also be reimbursed by the Company for your reasonable travel and out-of-pocket expenses, provided they have been incurred in connection with the Coty Inc. Travel and Entertainment Policy and, with respect to travel, have been authorized in advance by Mr. Rougeot or me.

          8. You agree that, during your assignment as a Consultant, you will be and will act only as an independent contractor and will not be an employee of the Company. You also agree that as a Consultant you will not have any authority to commit or bind the Company in any capacity. You represent and warrant you will perform your services as a Consultant in compliance with all applicable laws, rules and regulations, to the best of your ability, and in the best interest of the Company. You shall indemnify, defend and hold harmless the Company from all claims, damages, liabilities, and costs, including reasonable attorneys' fees, arising from or in connection with a breach of this warranty or of this Agreement, except to the extent arising from the gross negligence or intentional misconduct of the Company.

          9. We also agree that you shall be bound by the following obligations regarding inventions, non-competition, confidential information and non-solicitation:

                    (a)  Definitions

                    (i) "Confidential Information" includes all business information and records which relate to the Company (for purposes of Sections 9, 10, 11(b) and 11(d) herein, "Company" shall mean the Company, Coty Inc., its parent and its and their affiliates) and which are not known to the public generally, including but not limited to technical notebook records; patent applications; machine, equipment, process and product designs including any drawings and descriptions thereof; unwritten knowledge and "know-how"; operating instructions; training manuals; production and development processes; production schedules; customer lists; customer buying and other customer related records; product sales records; territory listings; market surveys; marketing plans; long-range plans; salary information; contracts; supplier lists; and correspondence.

                    (ii) "Invention" includes any discovery, improvement, design or idea.

                    (b) Inventions. You shall disclose promptly to the Company any Invention, patentable or otherwise, which during any period of employment with the Company or the

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Assignment has been or may be conceived, developed or perfected by you, either alone or jointly with another or others, and either during or outside the hours of such employment or the Assignment, and which pertains to any activity, business, process, equipment, material or product in which the Company has any direct or indirect interest whatsoever.

                    You hereby grant to the Company all your right, title and interest in and to any such Invention, together with all U.S. and foreign Letters Patent that may at any time be granted therefor and all reissues, renewals and extension of such Letters Patent, any and all of which (whether made, held or owned by you, directly or indirectly) shall be for the sole use and benefit of the Company, which shall be at all times entitled thereto. At the request and expense of the Company, you will perform any act, and prepare, execute and deliver any written instrument (including descriptions, sketches, drawings and other papers), and render all such other assistance as in the opinion of the Company may be necessary or desirable to (i) vest full right and title to each such Invention in the Company, (ii) enable it lawfully to obtain and maintain such full right and title in any country whatsoever, (iii) prosecute applications for and secure patents (including the reissue, renewal and extension thereof), trademarks, copyrights and any other form of protection with regard to each such Invention, and (iv) prosecute or defend any interference or opposition which may be declared involving any such application or patent, and any litigation in which the Company may be involved with respect to any such Invention. The grant and the obligation set forth in this paragraph shall survive the termination of your employment and the Assignment, and shall be binding on your executors, administrators or assigns, unless waived in writing by the Company.

                    (c) Confidential Information. You will not, directly or indirectly, during or at any time after your employment or the Assignment, use for yourself or others, or disclose to others, any Confidential Information, whether or not conceived, developed or perfected by you and no matter how it became known to you, unless you first secure the written consent of the Company to such disclosure or use, or until the same shall have lawfully become a matter of public knowledge.

                    (d) Return of Records. Upon termination of employment and the Assignment, or at any other time upon request, you will promptly deliver to the Company all documents and records which are in your possession or under your control and which pertain to the Company, any of its activities or any of your activities in the course of your employment or the Assignment. Such documents and records include but are not limited to technical notebook records, technical reports, patent applications, drawings, reproductions, and process or design disclosure information, models, schedules, lists of customers and sales, sales records, sales requests, lists of suppliers, plans, correspondence and all copies thereof. You will not retain or deliver to any third person copies of any such documents or records or any Confidential Information.

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                    (e) Non-Competition. (i) During your employment, the
Assignment and for the 24-month period which immediately follows the Assignment, you will not, without the written consent of the Company, either as principal, agent, consultant, employee, officer, director, or otherwise, engage in any work or other activity (A) in or directly related to the specific areas or subject matters in which you worked during your employment or the Assignment or (B) involving or directly related to Confidential Information of which you became aware or to which you had access during such employment or the Assignment. You shall consult the Company before entering upon any activity which might violate the provisions of this paragraph, it being understood that your activities shall be limited hereby only to the extent that such limitation is reasonably necessary for the protection of the Company's interests for the period determined in accordance with this paragraph.

                    (ii) If, because of restrictions imposed in or pursuant to this Section 9(e), you are unable to obtain employment during such 24-month period consistent with your experience or employment qualifications and as long as you are diligently seeking employment, you understand that the Company will pay to you each month, so long as such restrictions remain in effect, a sum equal to one-twelfth (1/12) of the annual fee during the Assignment, less the total of (A) any and all compensation paid or due to you for any other employment in which you engaged during such month (whether part- or full-time, temporary or permanent, of a consulting nature, or otherwise), (B) any and all retirement, pension, disability or other similar income you received from the Company during such month, and (C) any unemployment compensation you received during such month, such payment to be made only upon the receipt from you with respect to such month of a written statement setting forth your certification as to (1) the compensation paid or due to you for any other employment and any unemployment compensation, (2) your efforts to obtain employment consistent with your experience and employment qualifications, and (3) that, despite your conscientious efforts, you have unable to obtain such employment because of such restrictions.

                    (f) Non-Solicitation. During your employment, the Assignment and for the 24-month period which immediately follows the Assignment, you shall not, directly or indirectly, knowingly, or under circumstances in which you reasonably should have known, induce any employee of the Company to engage in any activity in which you are prohibited from engaging by Section 9(e) above or to terminate his employment with the Company and shall not, directly or indirectly, knowingly, or under circumstances in which you reasonably should have known, employ or offer employment to any such person unless such person shall have ceased to be employed by the Company and such cessation of employment shall have occurred at least 12 months prior thereto.

          10. Specific Performance and Other Remedies. You acknowledge and agree that the Company has no adequate remedy at law for a breach or threatened breach of any of the provisions of Section 9 and, in recognition of this fact, you agree that, in the event of such


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a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond and without notice to you, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.


          11. You and the Company agree to the following miscellaneous provisions:

                    (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

                    (b) Entire Agreement/Amendments. This Agreement and the provisions of any employee plan in which you participate contain the entire understanding of the parties with respect to your employment and the Assignment and supersede any prior agreements, understandings, offers or awards between the Company and you, including without limitation any employment agreement, gain sharing or bonus agreement, Annual Performance Plan, Long-Term Incentive Plan, Stock Option Agreement, Restricted Share Agreement and any Company policies, plans or programs relating to severance or termination pay or the like. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by you and the Company.

                    (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver by any party of any breach by another party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the party to be charged with the waiver.

                    (d) Severability. It is expressly understood and agreed that, although you and the Company consider the restrictions contained in
Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in Section 9 is an unenforceable restriction against you, such provision shall not be rendered void but shall be deemed amended to apply to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in Section 9 is unenforceable,


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and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. In the event that any one or more of the other provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                    (e) Assignment. Except as set forth in Section 11(g), this Agreement shall not be assignable by any party without the written consent of the other party.


                    (f) Mitigation. Except to the extent set forth in Section 9(e), you shall not be required to mitigate the amount of any payment or benefit to be provided hereunder.

                    (g) Successors. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. You shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following your death or disability by giving the Company written notice thereof. In the event of your death or disability, reference in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative.

                    (h) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when faxed or delivered or two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed (A) to you at your address then appearing in the records of the Company, (B) to the Company at its then current United States headquarters, with a copy to the Company's general counsel at the same address, or (C) to such other address as either party may have furnished to the other in writing in accordance herewith, with such notice of change of address being effective only upon receipt.

                    (i) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state, local and any other applicable taxes as may be required to be withheld pursuant to any applicable law or regulation. However, during the Assignment you agree that you are solely responsible for such taxes and other duties, charges and the like.

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                    (j) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of your employment and the Assignment to the extent necessary to the agreed preservation of such rights and obligations.

                    (k) Representations. Each party represents and warrants to the other party that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or its obligations under this Agreement will not violate any agreement between him or it and any other person or entity.

                    (l) Arbitration. The parties agree that all disputes arising under or in connection with this Agreement, and any and all claims by you relating to the Assignment and your employment with the Company, including without limitation any claims of discrimination arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act and any similar federal, state and local law will be submitted to arbitration in the County and State of New York to the American Arbitration Association ("AAA") under its rules than prevailing for the type of claim in issue. Notwithstanding the foregoing, any court with jurisdiction over the parties may have jurisdiction over any action brought with regard to or any action brought to enforce any violation or claimed violation of this Agreement. The parties each hereby specifically submit to the personal jurisdiction of any federal or state court located in the County and State of New York for any such action and further agree that service of process may be made within or without the State of New York by giving notice in the manner provided herein. Each party hereby waives any right to a trial by jury in any dispute among them.

                    In any action or proceeding relating to this Agreement, the parties agree that no damages other than compensatory damages shall be sought or claimed by any party and each party waives any claim, right or entitlement to punitive, exemplary, statutory or consequential damages, or any other damages, and each relevant arbitral panel is specifically divested of any power to award any damages in the nature of punitive, exemplary, statutory or consequential damages, or any other damages of any kind or nature in excess of compensatory damages.

                    Costs of the arbitration or litigation, including without limitation, attorney's fees of both parties, shall be borne by the Company, provided that if the arbitrator(s) determine that your claims or defenses were without any reasonable basis, each party shall bear his or its own costs.

                    (m) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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                    (n) Headings. The headings of the sections contained in this
Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          If this letter accurately reflects our agreement, please sign below and return to me. I have included a duplicate for your files. If I do not receive your signed agreement by the close of business on Tuesday, 18 February 1997, this letter will be null and void in all respects.

                    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                   JERRY L. ABERNATHY

                                   -----------------------------------------

                                   COTY US INC.


                                   By:_____________________________________
                                      Name:  Peter Harf
                                      Title: Chairman

SF104-97